Exhibit 8.1

List of Subsidiaries and Consolidated Variable Interest Entity of the Registrant

Subsidiaries	Place of Incorporation
UA Mobile Limited	British Virgin Islands
Meta Reality Limited	British Virgin Islands
KK Mobile Investment Limited	Hong Kong
JPush Information Consultation (Shenzhen) Co., Ltd. (吉浦斯信息咨询（深圳）有限公司)	Mainland China
Metaverse Cloud Pte Ltd	Singapore
GPTBots Inc	Cayman Islands
GPTBots Investment Limited	British Virgin Islands
GPTBots Hong Kong Limited	Hong Kong

Consolidated Variable Interest Entity	Place of Incorporation
Shenzhen Hexun Huagu Information Technology Co., Ltd. (深圳市和讯华谷信息技术有限公司)	Mainland China
Wuhan SendCloud Technology Co., Ltd. (武汉闪达科技有限公司)	Mainland China
Ifaxin (Hubei) Cloud Co., Ltd. (爱发信（湖北）云计算有限公司)	Mainland China